As filed with the Securities and Exchange Commission on November 13, 2013

Registration No. 333-188815

Registration No. 333-160194

Registration No. 333-153299

Registration No. 333-130377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-188815

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-160194

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-153299

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-130377

IntercontinentalExchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58 2555 670
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500 Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan

IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan

IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan

IntercontinentalExchange, Inc. 2005 Equity Incentive Plan

IntercontinentalExchange, Inc. 2004 Restricted Stock Plan

IntercontinentalExchange, Inc. 2003 Restricted Stock Plan for Outside Directors

IntercontinentalExchange, Inc. 2000 Stock Option Plan

IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

Vice President & Associate General Counsel

IntercontinentalExchange, Inc.

2100 RiverEdge Parkway, Suite 500

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street, New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 relates to the following Registration Statements of IntercontinentalExchange, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-188815, filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2013, registering the offer and sale of the following number of shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”): (i) 3,500,000 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2013 Omnibus Employee Incentive Plan (the “Employee Plan”), (ii) 1,020,040 shares of Common Stock that may be issued pursuant to the Employee Plan and that remained available for grant under the Registrant’s 2009 Omnibus Incentive Plan (the “2009 Plan”) as of May 17, 2013, the date the Employee Plan became effective and replaced the 2009 Plan, (iii) 250,000 shares of Common Stock that may be issued pursuant to the IntercontinentalExchange, Inc. 2013 Omnibus Non-Employee Director Incentive Plan (the “Director Plan”, and together with the Employee Plan, the “2013 Plans”), and (iv) an indeterminate number of additional shares of Common Stock that may be issued pursuant to the anti-dilution provisions of the 2013 Plans;

•	Registration Statement No. 333-160194, filed with the Commission on June 24, 2009, registering the offer and sale of 3,700,00 shares of Common Stock issuable under the 2009 Plan, any additional shares of Common Stock as may be required pursuant to the anti-dilution provisions of the 2009 Plan, and any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock;

•	Registration Statement No. 333-153299, filed with the Commission on September 2, 2008, registering the offer and sale of 1,599,944 shares of Common Stock issuable under the IntercontinentalExchange, Inc. Amended and Restated 1999 Stock Option/Stock Issuance Plan (the “1999 Plan”), any additional shares of Common Stock as may be required pursuant to the anti-dilution provisions of the 1999 Plan, any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock, and an indeterminate number of shares of Common Stock to be offered or sold pursuant to the 1999 Plan; and

•	Registration Statement No. 333-130377, filed with the Commission on December 16, 2005, registering the offer and sale of: (i) 4,626,109 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the IntercontinentalExchange, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”), (ii) 21,742 shares of Common Stock reserved for issuance under the IntercontinentalExchange, Inc. 2003 Restricted Stock Deferral Plan for Outside Directors (the “2003 Restricted Stock Plan”), (iii) 1,425,424 shares of Common Stock reserved for issuance under the IntercontinentalExchange, Inc. 2004 Restricted Stock Plan (the “2004 Restricted Stock Plan”), (iv) 2,125,000 shares of Common Stock reserved for future grants under the IntercontinentalExchange, Inc. 2005 Equity Incentive Plan, (v) 623,891 shares of Common Stock reserved for issuance upon exercise of options not yet granted under the 2000 Stock Option Plan, (vi) 228,258 shares of Common Stock reserved for future grants under the 2003 Restricted Stock Plan, (vii) 49,576 shares of Common Stock reserved for future grants under the 2004 Restricted Stock Plan, (viii) $500,000 of Deferred Compensation Obligations under the 2003 Restricted Stock Plan, which are unsecured obligations of the Registrant to pay deferred compensation to directors in the future in accordance with the terms of the 2003 Restricted Stock Plan, and (ix) any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

On November 13, 2013, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 19, 2013, by and among NYSE Euronext, the Registrant, IntercontinentalExchange Group, Inc. (“ICE Group”), Braves Merger Sub, Inc. (“Braves Merger Sub”) and NYSE Euronext Holdings (formerly known as Baseball Merger Sub, LLC), Braves Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of ICE Group (the “Merger”). In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 13, 2013.

INTERCONTINENTALEXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chief Executive Officer and Chairman

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.